Exhibit 4.26

THIRD ADDENDUM
to Unprotected Tenancy Agreement
dated March 6, 2000

Made and entered into on September 20, 2004

BETWEEN:	A. A. BARZILAY INVESTMENTS AND ASSETS LTD. PCN 51/253032/0

KAMIM INVESTMENTS AND ASSETS LTD. PCN 51/273199/3

(hereinafter, jointly and severally: the “Landlord”)

AND BETWEEN:	NUR MACROPRINTERS LTD. PCN 52/003986/8

(hereinafter: “NUR”)

WHEREAS	A lease agreement was entered into between the Landlord and NUR dated March 6, 2000 (hereinafter: the “Lease Agreement”; all of the terms in this Addendum shall bear the meaning ascribed to them in the Lease Agreement, save where stipulated otherwise, in an express manner, in this Addendum), pursuant to which NUR leased the building situated in the Lod Industrial Zone in its entirety, as defined in the Lease Agreement (hereinafter: the “Premises”) from the Landlord;

AND WHEREAS	According to clause 18 of the lease agreement, NUR is entitled to rent out parts of the Premises by way of a sub-lease;

AND WHEREAS	NUR makes no use of part of the second floor of the Premises;

AND WHEREAS	NUR is interested in renting out to another lessee part of the second floor of a total area of approximately 700 sq. m., with the addition of 15 parking spaces on the lower parking level (Floor -2) and warehouse space on the upper parking level (-1) (hereinafter: the “Second Floor Area”), as detailed in the plan attached as Appendix A to this Addendum (hereinafter: the “Additional Tenant”);

AND WHEREAS	NUR has asked for the Lease Agreement to be executed directly between the Landlord and the Additional Tenant, and the Landlord is prepared to execute a lease agreement directly with the Additional Tenant;

AND WHEREAS	The parties wish to determine between themselves all of the terms and conditions that relate to the said rental, pursuant to the provisions of this Addendum;

WHEREFORE, IT IS HEREBY AGREED AND WARRANTED BETWEEN THE PARTIES
AS FOLLOWS:

1.	NUR gives its consent to the Landlord to rent out the Second Floor Area commencing October 1, 2004 pursuant to a rental contract, a copy of which is attached herewith as Appendix B to this Addendum, and between this date and the termination of the rental according to the Lease Agreement the Second Floor Area shall be removed from the definition of the “Premises” and the provisions of the Lease Agreement shall cease to apply to the Second Floor Area.

2.	The rental fees for the Second Floor Area shall be paid to the Landlord by the Additional Tenant.

3.	The rental fees received by the Landlord from the Additional Tenant for the period commencing October 1, 2004 and ending October 31, 2005 shall be deducted from those rental fees that are actually paid by NUR under the Lease Agreement, commencing August 1, 2003. The foregoing shall not derogate from NUR’s obligation to pay the full rental owed under the Lease Agreement.

4.	The works for adjusting the Second Floor Area as agreed with the Additional Tenant shall be divided between the parties in the following manner:

A.	In respect of the works on the Second Floor Area, NUR undertakes as follows:

1.	To provide one maintenance employee for up to 4 days to supervise the removal, the assembly and the adjustment of part of the existing movable walls as required by the Additional Tenant.

2.	To disconnect several communication lines from the side connected to the main communications box and to transfer such lines to a specific point on the Second Floor Area.

B.	NUR shall contribute the sum of US$6,000 + VAT to the cost of the adjustment works. NUR and the Landlord shall offset this amount in the course of their mutual accounting for the payment of the rental fees under the Lease Agreement as stated above.

C.	The Landlord shall pay the Additional Tenant the sum of US$10,000 + VAT in respect of its contribution to the cost of the adjustment works which the Additional Tenant shall execute in the Second Floor Area.

D.	Anything found in the Second Floor Area shall belong to the Landlord. However, the foregoing shall not derogate from the existing disputes between the parties concerning the ownership of the movable walls situated in this area.

5.	Municipal taxes shall be paid to NUR by the Additional Tenant on a monthly basis according to its relative share of the building pursuant to the terms of the lease agreement between the Landlord and the Additional Tenant, which shall contain an explicit provision mandating the Additional Tenant to perform the said payments at NUR’s demand, and Nur shall be entitled to claim these sums from the Additional Tenant.

6.	Electricity shall be paid by the Additional Tenant to NUR on a monthly basis on a low voltage tariff basis at the relevant time using a meter which shall be installed on the Second Floor Area pursuant to the provisions of the lease agreement between the Landlord and the Additional Tenant, which shall contain an explicit provision mandating the Additional Tenant to perform the said payments at NUR’s demand, and NUR shall be entitled to claim these sums from the Additional Tenant.

7.	Management Fees – The Additional Tenant shall pay NUR, on a monthly basis, for the period ending October 30, 2005, management fees in the sum of $1,000 + VAT against presentment of a tax invoice according to the provisions of the lease agreement between the Landlord and the Additional Tenant, which shall contain an explicit provision mandating the Additional Tenant to perform the said payments at NUR’s demand, and Nur shall be entitled to claim these sums from the Additional Tenant.

It is hereby clarified that the management fees until October 30, 2005 include the following services:

(a)	building security;
(b)	lift maintenance;
(c)	cleaning of public areas, save for the services on the second floor which shall be cleaned on a daily basis in the evening hours;
(d)	electricity in the public areas;
(e)	electricity for the air conditioning;
(f)	building insurance;
(g)	fire suppression care and maintenance.

8.	Should NUR decide to realize the option to which it is entitled under the Lease Agreement for a further period after November 1, 2005, the Additional Tenant shall pay NUR management fees as agreed between the two, and in the absence of agreement its proportionate share of the actual costs of the management fees and the maintenance of the building.

9.	Stamp duty, in so far as it shall apply to this Addendum, shall be paid by the parties in equal shares.

10.	All the remaining terms and conditions of the Lease Agreement shall remain in force.

As testimony the sides affix their signatures:

A. A. Barzilay Investments and Assets Ltd.

                   [Signature + Stamp]
Signature: ____________________________
Name: Adi Barzilay
Position: Director

Kamim Investments and Assets Ltd.

                   [Signature + Stamp]
Signature: ____________________________
Name: Joseph Kaploi
Position: Director	NUR Macroprinters Ltd. [Signature] Signature: _____________________ Name: David Amir Position: CEO [Signature] Signature: _____________________ Name: David Seligman Position: CFO